Exhibit 5.1

Matheau J. W. Stout, Esq.

Attorney At Law

201 International circle	Tel (410) 429-7076
Suite 230	Fax (888) 907-1740
Hunt Valley, Maryland 21030	www.otclawyers.com

September 30, 2019

Warren Sheppard

Chief Executive Officer

Kibush Capital Corp.

2215-B Renaissance Drive

Las Vegas, Nevada 89119

Re:	Registration Statement on Form S-1 (the “Registration Statement”)

Mr. Sheppard:

I have acted as counsel to Kibush Capital Corp. (the “Company”) in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed sale of up to 1,666,666,666 shares of common stock held by the Company (the “Shares”) following an increase in its authorized common stock.

In connection therewith, I have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Articles of Incorporation and Bylaws of the Company; (b) Resolutions of the Board of Directors of the Company; (c) the Registration Statement and the exhibits thereto; and (d) such corporate records of the Company, certificates of public officials, certificates of officers of the Company and other documents, agreements and instruments as I have deemed necessary as a basis for the opinions herein contained. In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon.

Based on my examination mentioned above, I am of the opinion that the 1,666,666,666 shares of common stock being offered by the company, when sold, will be legally issued, fully paid and non-assessable.

I am an attorney admitted to practice in Maryland. I am familiar with the applicable provisions of the Nevada Revised Statutes, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws, and I have made such inquiries with respect thereto as I consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal securities laws of the United States and, Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. I express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, I do not thereby admit that I am included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Matheau J. W. Stout, Esq.
Matheau J. W. Stout, Esq.